UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 16, 2018

INSULET CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-33462	04-3523891
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

600 Technology Park Drive, Suite 200
Billerica, Massachusetts 01821
(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (978) 600-7000

Not Applicable
 (Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 -- Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 16, 2018, the Compensation Committee of the Board of Directors of Insulet Corporation (the “Company”) amended and restated the Company’s executive severance plan (as amended, the “Plan”), effective as of January 1, 2019.

The Plan applies to officers of the Company at a rank of Vice President or higher (a “Covered Officer”).

Under the Plan, in the event that (i) a Covered Officer’s employment is terminated by the Company for any reason other than for “Cause” (as defined in the Plan), death or disability, or (ii) solely with respect to the Chief Executive Officer (the “CEO”), the CEO terminates his or her employment for “Good Reason” (as defined in the Plan), the Covered Officer will have experienced a “Terminating Event” under the Plan and be entitled to the following:

(i)	an amount equal to 1x such Covered Officer’s annual base salary (2x in the case of the CEO) (the “Base Salary Severance”);

(ii)
(A) solely in the case of the CEO, an amount equal to 2x such CEO’s target cash incentive plan bonus for the year of termination, and (B) solely in the case of another Covered Executive at the  President, Executive Vice President or Senior Vice President level who commenced employment with the Company before January 1, 2019 and who experienced a Terminating Event before January 1, 2021, an amount equal to 1x the Covered Executive’s target cash incentive plan bonus for the year of termination (respectively, the “Annual Bonus Severance”);

(iii)
solely in the case of a Covered Executive who is at the CEO, President, Executive Vice President or Senior Vice President level, pay the Covered Executive an amount equal to a pro rata portion of the cash incentive award for the year of termination based on the degree to which the applicable Company-based financial performance metrics for the year of termination were satisfied, and assuming target achievement of any performance metrics related to individual performance (the “Pro Rata Bonus”);

(iv)	continue to provide health and dental insurance coverage to the Covered Executive for 12 months (24 months in the case of the CEO) following termination; and

(v)	reimburse the Covered Executive for outplacement services not to exceed $15,000 ($25,000 if the Covered Executive is at the CEO, President, Executive Vice President or Senior Vice President level).

A “Terminating Event” under the Plan shall also occur if a Covered Executive terminates his or her employment with the Company for Good Reason within 24 months of a change in control. In the event that a Terminating Event occurs within 24 months of a change in control:

a.
the cash incentive plan bonus used to calculate the Annual Bonus Severance shall equal the higher of (i) such Covered Executive’s target cash incentive plan bonus for the year of termination or (ii) the annual cash incentive plan bonus actually paid to such Covered Person for the year prior to termination;

b.
for a Covered Executive who is at  the President, Executive Vice President or Senior Vice President level, (i) the Annual Bonus Severance shall be payable to such Covered Executive notwithstanding the time-based requirements noted above and shall be calculated pursuant to section (a) above; (ii) the Base Salary Severance and Annual Bonus Severance multiples are each increased from 1x to 2x, and (iii) the period of health and dental insurance coverage is increased from 12 months to 24 months;

c.
a Covered Officer who is not at the President, Executive Vice President or Senior Vice President level will also receive the Annual Bonus Severance (at a 1x level) calculated pursuant to section (a) above and the Pro Rata Bonus; and

d.	all outstanding stock options and other stock-based awards held by the Covered Executive will immediately accelerate and become fully exercisable or non-forfeitable.

The Plan defines “Good Reason” as (i) a material diminution of responsibilities, authority or duties, (ii) a material reduction in base salary (unless part of an across-the-board salary reduction), or (iii) the relocation of the office at which the Covered Executive is principally employed to a location more than 50 miles from its current location.  A Covered Executive also must follow a “Good Reason Process” as described further in the Plan in order for a “Good Reason” termination to occur.

Severance amounts under the Plan are payable in a lump sum or over time, depending on the circumstances (including whether or not a change in control has occurred).

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01 -- Financial Statements and Exhibits

 (d)  Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Executive Severance Plan, effective as of January 1, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned thereunto duly authorized.

INSULET CORPORATION

October 22, 2018	By:	/s/ Michael L. Levitz
Name: Michael L. Levitz
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amended and Restated Executive Severance Plan, effective as of January 1, 2019.